THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, dated as of the 3rd day of December, 2015, to the Distribution Agreement dated as of December 8, 2011, as amended December 6, 2012 and June 20, 2014 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the listed series of the Trust to add the Scharf Alpha Opportunity Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A is hereby superseded and replaced with the Amended Exhibit A attached hereto

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By:/s/ James R. Schoenike

Printed Name: Douglas G. Hess	Printed Name: James R. Schoenike

Title: President	Title: President

Scharf

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series                                                                                                               Date Added
Scharf Fund
Scharf Balanced Opportunity Fund
Scharf Global Opportunity Fund
Scharf Alpha Opportunity Fund                                                                                  On or after December 3, 2015

Scharf